Exhibit 99.1

Omega Protein Announces First Quarter 2016 Financial Results

HOUSTON, TX – May 4, 2016 – Omega Protein Corporation (NYSE:OME), a nutritional product company and a leading integrated provider of specialty oils and specialty protein products, today reported financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Highlights

●	Revenues: $84.8 million, compared to $71.6 million in the same period a year ago
●	Gross profit margin: 29.3%, compared to 20.7% in the same period a year ago
●	Net income: $8.4 million, or $9.1 million on an adjusted basis, compared to $1.7 million, or $2.6 million, on an adjusted basis, in the same period a year ago
●	Earnings per diluted share: $0.37, or $0.40 on an adjusted basis, compared to $0.08, or $0.12 on an adjusted basis, in the same period a year ago
●	Adjusted EBITDA: $20.4 million, compared to $10.4 million in the same period a year ago

“We saw great momentum across our business as we started 2016 with $20 million of Adjusted EBITDA, the highest operating profitability seen in any of the Company’s first quarter results. These strong financial results reflect our ability to leverage our core nutritional capabilities to supply customers in the feed, food and supplement sectors,” commented Bret Scholtes, Omega Protein’s President and Chief Executive Officer. “During the year, we will continue to take further steps to expand margins and increase profitability as we build a stronger nutrition company. We are also committed to reinvesting our robust cash flows to enhance shareholder value, and our capital allocation priorities include a continued focus on strategic organic capital investments, as well as a new $40 million share repurchase program.”

First Quarter 2016 Results

The Company's revenues increased 18% from $71.6 million in the same period last year to $84.8 million. This increase was due primarily to an increase in animal nutrition revenues of $13.4 million. The increase in animal nutrition revenues was primarily due to increased sales volumes of 35% and 103% for the Company’s fish meal and fish oil, respectively, partially offset by decreased sales prices of 5% and 20% for the Company’s fish meal and fish oil, respectively. The decrease in fish oil sales prices is due to a change in the product mix of higher priced refined and lower priced crude oils. The composition of revenues by nutritional product line for the first quarter of 2016 was 41% dietary supplements, 40% fish meal, 18% fish oil, and 1% fish solubles and other.

First quarter of 2016 revenues increased 3% from $82.3 million in the fourth quarter of 2015 to $84.8 million. This increase was due to a $5.6 million increase in human nutrition revenues, partially offset by a decrease of $3.1 million in animal nutrition revenues. The increase in human nutrition revenues was due to increased sales of specialty oils and protein products. The decrease in animal nutrition revenues was primarily due to decreased fish meal sales volumes of 27% and decreased fish oil sales prices of 24%, partially offset by increased fish meal sales prices of 4% and increased fish oil sales volumes of 164%.

The Company reported gross profit of $24.8 million, or 29.3% as a percentage of revenues, for the first quarter of 2016, versus $14.8 million, or 20.7% as a percentage of revenues, in the first quarter of 2015. The increase in gross profit as a percentage of revenues was due to improvements in the animal nutrition and human nutrition segments. Animal nutrition gross profit as a percentage of revenues increased from 28.6% to 40.7%, due primarily to higher fish catch and production in 2015, which led to a decrease in the cost per unit of sales. Human nutrition gross profit as a percentage of revenues increased from 12.2% to 12.6% due primarily to increased gross profit as a percentage of revenues for protein products.

Compared to the fourth quarter of 2015, first quarter gross profit increased from $23.1 million, or 28.0% as a percentage of revenues, to $24.8 million, or 29.3% as a percentage of revenues, due to increases in the animal and human nutrition segments. Animal nutrition gross profit as a percentage of revenues increased from 39.4% to 40.7%. Human nutrition gross profit as a percentage of revenues increased from 7.2% to 12.6% due largely to higher gross profit as a percentage of revenues for protein products and specialty oils.

Selling, general and administrative expense, including research and development expense (“SG&A”), for the first quarter decreased $0.6 million to $9.6 million compared to $10.2 million in the first quarter of 2015, primarily due to decreased labor expenses. SG&A decreased $1.2 million from $10.8 million in the fourth quarter of 2015, due to decreased labor and professional expenses.

The Company recorded plant closure expenses of $0.6 million in the first quarters of 2016 and 2015. The first quarter of 2016 expense is primarily due to the Company’s decision to focus its omega-3 oils manufacturing operations on non-concentrated oils and dispose of its oil concentration facility.

Loss on foreign currency related to Bioriginal Food & Science (“Bioriginal”) was $1.4 million for the first quarter of 2016 compared a loss of foreign currency of $0.5 million in the first quarter of 2015 and a gain on foreign currency of $0.1 million in the fourth quarter of 2015.

Net income for the first quarter of 2016 was $8.4 million ($0.37 per diluted share) compared to $1.7 million ($0.08 per diluted share) in the same period last year and $2.9 million ($0.13 per diluted share) in the fourth quarter of 2015. Excluding adjustments for certain items, adjusted net income for the first quarter of 2016 would have been $9.1 million ($0.40 per diluted share), compared to $2.6 million ($0.12 per diluted share) in the same period last year and $6.5 million ($0.29 per diluted share) for the fourth quarter of 2015.

Adjusted EBITDA totaled $20.4 million for the first quarter of 2016, compared to $10.4 million for the same period last year and $18.9 million for the fourth quarter of 2015.

Balance Sheet

Total debt decreased $0.2 million from $24.1 million on December 31, 2015 to $23.9 million on March 31, 2016. Stockholders' equity increased $9.7 million to $304.9 million as of March 31, 2016 compared to $295.2 million as of December 31, 2015.

Completion of Strategic Review

In a separate press release today, the Company also announced the completion of its previously announced strategic review. After careful consideration, the Board of Directors, in consultation with the Company’s financial advisor, J.P. Morgan Securities, LLC, has decided to enhance shareholder value through the authorization of a share buyback program that allows for continued investment in growth opportunities and maintains a strong balance sheet.

Under the stock repurchase program authorized by the Board, the Company may repurchase up to $40 million of its outstanding common stock over the next 36 months, in accordance with the findings of the strategic review. The Company has approximately 22.3 million shares of common stock outstanding as of March 31, 2016.

Conference Call Information

Omega Protein will host a conference call on its first quarter financial results at 8:30 a.m., Eastern Time, on Thursday, May 5, 2016. The Company’s senior management team will be available to discuss recent financial results and current business trends as well as respond to questions.

Please dial (877) 407-3982 domestically or (201) 493-6780 internationally to join the call. Interested parties may also listen to the webcast live over the Internet at www.omegaprotein.com.

A webcast replay of the conference call and the prepared remarks will be available beginning shortly after the conclusion of the call at www.omegaprotein.com and will be available for 30 days. A telephonic playback will be available from 11:30 a.m. ET, May 5 2016, through May 19, 2016. Participants can dial (877) 870-5176 in North America, and international listeners may dial (858) 384-5517. The password is 13635664.

About Omega Protein Corporation

Omega Protein Corporation (NYSE: OME) is a century old nutritional product company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined specialty oils, specialty protein products and nutraceuticals.

The Company operates eight manufacturing facilities located in the United States, Canada and Europe. The Company also operates more than 30 vessels to harvest menhaden, a fish abundantly found in the Atlantic Ocean and Gulf of Mexico.

For More Information

Visit Omega Protein at www.omegaprotein.com, follow us on Twitter at https://twitter.com/omegaprotein, or find us on LinkedIn at https://www.linkedin.com/company/omega-protein-inc.

Forward Looking Statements

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projections, predictions and estimates. Some statements in this press release may be forward-looking and use words like “may,” “may not,” “believes,” “do not believe,” “expects,” “do not expect,” “anticipates,” “do not anticipate,” “see,” “do not see,” “should,” or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions, natural and other disasters and disease; (2) the impact of laws and regulations that may be enacted that may restrict the Company’s operations or the sale of the Company’s products or increase the cost of compliance; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) the Company’s expectations regarding demand and pricing for its products proving to be incorrect, and the effect of forward sales of products on the Company’s financial results; (5) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business, estimates of standard cost for inventory and subsequent adjustments to such costs, and the Company’s deferral of inventory sales based on worldwide prices for competing products; (6) the Company’s ability to realize the anticipated benefits from its acquisitions in the human nutrition business, and specifically, to integrate successfully its acquisitions in the human nutrition segment; (7) the Company’s expectations regarding Bioriginal, its future prospects and the dietary supplement market or the human health and wellness segment generally, proving to be incorrect; (8) increase in the price and shortage of key raw materials that could adversely affect Bioriginal’s businesses; (9) the cost of compliance or potential restrictions on sales caused by laws and regulations regarding fish meal or oil importation into foreign jurisdictions; (10) business disruptions, costs and future events related to any proxy contests initiated by any activist stockholders; (11) the impact of the Company’s decision to exit the concentrated oils manufacturing business and dispose of its oil concentration facility on the Company’s business, financial conditions and results of operations, including the amount of losses that may be incurred in connection herewith; (12) the impact of the announcement of the Company’s completion of its review of strategic alternatives on the Company’s business, its financial and operating results, and its employees, suppliers and customers, and (13) the ability of the Company to purchase shares of its common stock under the share repurchase program due to changes in stock price or other conditions. Other factors are described in further detail in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking information whether as a result of new information, future events or otherwise.

Contact:
Investor Relations
(713) 623-0060
hq@omegahouston.com

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands, except par value amounts)

	March 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$1,382	$661
Receivables, net	48,390	40,489
Inventories	109,747	119,994
Deferred tax asset, net	2,934	3,422
Prepaid expenses and other current assets	2,799	4,496
Total current assets	165,252	169,062
Property, plant and equipment, net	179,196	176,089
Goodwill	38,319	38,127
Other intangible assets, net	19,716	20,107
Other assets, net	3,888	3,818

Total assets	$406,371	$407,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$2,063	$1,214
Accounts payable	10,164	15,876
Accrued liabilities	29,385	33,254

Total current liabilities	41,612	50,344
Long-term debt, net of current maturities	21,840	22,882
Deferred tax liability, net	27,975	27,844
Pension liabilities, net	5,906	6,048
Other long-term liabilities	4,098	4,915

Total liabilities	101,431	112,033

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000,000 authorized shares; none issued	—	—
Common Stock, $0.01 par value; 80,000,000 authorized shares; 22,419,604 and 22,371,179 shares issued and 22,252,876 and 22,221,027 shares outstanding at March 31, 2016 and December 31, 2015, respectively	220	220
Capital in excess of par value	151,933	151,250
Retained earnings	167,623	159,243
Treasury stock, at cost – 166,728 and 150,152 shares at March 31, 2016 and December 31, 2015, respectively	(2,863)	(2,505)
Accumulated other comprehensive loss	(11,973)	(13,038)

Total stockholders’ equity	304,940	295,170

Total liabilities and stockholders’ equity	$406,371	$407,203

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Revenues	$84,843	$71,623
Cost of sales	60,024	56,828
Gross profit	24,819	14,795

Selling, general, and administrative expense	8,933	9,416
Research and development expense	636	774
Loss related to plant closures	642	638
(Gain) loss on disposal of assets	(35)	307
Operating income	14,643	3,660
Interest expense	(145)	(358)
Loss on foreign currency	(1,431)	(545)
Other expense, net	(79)	(110)
Income before income taxes	12,988	2,647
Provision for income taxes	4,608	978
Net income	8,380	1,669

Other comprehensive income (loss):
Foreign currency translation adjustment net of tax (expense) benefit of ($254) and $886, respectively	725	(1,645)
Energy swap adjustment, net of tax (expense) benefit of ($64) and $34, respectively espectively	118	(64)
Pension benefits adjustment, net of tax expense of $120 and $105, respectively	222	195

Comprehensive income	$9,445	$155
Basic earnings per share	$0.38	$0.08
Weighted average common shares outstanding	21,861	21,006
Diluted earnings per share	$0.37	$0.08
Weighted average common shares and potential common share equivalents outstanding	22,168	21,466

OMEGA PROTEIN CORPORATION

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income	$8,380	$1,669
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,216	5,878
Loss related to plant closures	613	—
Loss (gain) on disposal of assets	(35)	307
Provisions for losses on receivables	26	12
Share based compensation	472	546
Deferred income taxes	528	(525)
Unrealized loss on foreign currency fluctuations, net	1,431	545
Changes in assets and liabilities:
Receivables	(8,384)	(5,855)
Inventories	10,429	3,477
Prepaid expenses and other current assets	1,707	465
Other assets	(374)	(215)
Accounts payable	(5,770)	(2,456)
Accrued liabilities	(3,818)	(453)
Pension liability, net	80	(212)
Other long term liabilities	(719)	614
Net cash provided by operating activities	10,782	3,797
Cash flows from investing activities:
Capital expenditures	(9,704)	(10,560)
Proceeds from disposition of assets	35	15
Net cash used in investing activities	(9,669)	(10,545)
Cash flows from financing activities:
Principal payments of long-term debt	(5,500)	(3,133)
Proceeds from long-term debt	5,232	7,838
Treasury stock repurchase	(358)	(158)
Proceeds from equity compensation transactions	—	843
Excess tax benefit of equity compensation transactions	211	151
Net cash (used in) provided by financing activities	(415)	5,541
Net increase (decrease) in cash and cash equivalents	698	(1,207)
Translation effect on cash	23	—
Cash and cash equivalents at beginning of year	661	1,430
Cash and cash equivalents at end of period	$1,382	$223

The tables below present information about reported segments for three months ended March 31, 2016 and 2015 (in thousands).

2016	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (1)	$50,195	$34,648	$—	$84,843
Cost of sales	29,749	30,275	—	60,024
Gross profit	20,446	4,373	—	24,819
Selling, general and administrative expenses (including research and development)	486	4,136	4,947	9,569
Loss related to plant closures	37	605	—	642
Other (gains) and losses	(35)	—	—	(35)
Operating income	$19,958	$(368)	$(4,947)	$14,643
Depreciation and amortization	$4,670	$1,354	$192	$6,216
Identifiable assets	$243,639	$156,770	$5,962	$406,371
Capital expenditures	$8,462	$1,075	$167	$9,704

2015	Animal Nutrition	Human Nutrition	Unallocated	Total
Revenue (2)	$36,829	$34,794	$—	$71,623
Cost of sales	26,283	30,545	—	56,828
Gross profit	10,546	4,249	—	14,795
Selling, general and administrative expenses (including research and development)	557	5,029	4,604	10,190
Loss related to plant closures	638	—	—	638
Other (gains) and losses	307	—	—	307
Operating income	$9,044	$(780)	$(4,604)	$3,660
Depreciation and amortization	$4,273	$1,499	$106	$5,878
Identifiable assets	$211,055	$171,559	$899	$383,513
Capital expenditures	$9,113	$951	$496	$10,560

(1) Excludes revenue from internal customers of $0.1 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

(2) Excludes revenue from internal customers of $0.4 million for fish oil that was transferred from the animal nutrition segment to the human nutrition segment at cost.

Adjusted EBITDA to Net Income Reconciliation

The following table (in thousands) provides a reconciliation of Adjusted EBITDA, a non-GAAP (Generally Accepted Accounting Principles) financial measure, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015:

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Net Income	$8,380	$2,928	$1,669
Reconciling items:
Interest expense	86	194	332
Income tax provision	4,608	3,178	978
Depreciation and amortization (1)	6,216	6,404	5,878
Impairment of goodwill and intangible assets (2)	—	535	—
Loss related to plant closures (1)	642	4,733	638
Acquisition post-closing consideration (2)	546	355	574
(Gain) loss on disposal of assets (1)	(35)	544	307
Adjusted EBITDA	$20,443	$18,871	$10,376

(1) See segment disclosures for allocation among segments.

(2) Relates to human nutrition segment.

Adjusted EBITDA represents net income before interest expense, income tax, depreciation and amortization, impairment of goodwill and intangible assets, loss related to plant closures, acquisition post-closing consideration and (gain) loss on disposal of assets. The Company has reported Adjusted EBITDA because it believes Adjusted EBITDA is a measure commonly reported and widely used by investors as an indicator of a Company's operating performance. The Company believes Adjusted EBITDA assists such investors in comparing a company's performance on a consistent basis. Adjusted EBITDA is not a calculation based on GAAP and should not be considered an alternative to net income in measuring our performance or used as an exclusive measure of cash flow because it does not consider the impact of working capital changes, capital expenditures, debt principal reductions and other sources and uses of cash which are disclosed in our consolidated statements of cash flows. Investors should carefully consider the specific items included in our computation of Adjusted EBITDA. While Adjusted EBITDA has been disclosed herein to permit a more complete comparative analysis of our operating performance relative to other companies, investors should be cautioned that Adjusted EBITDA as reported by us may not be comparable in all instances to Adjusted EBITDA as reported by us or by other companies. Adjusted EBITDA amounts may not be fully available for management's discretionary use, due to certain requirements to conserve funds for capital expenditures, debt service and other commitments, and therefore management relies primarily on our GAAP results. Adjusted EBITDA is not intended to represent net income as defined by GAAP and such information should not be considered as an alternative to net income, cash flow from operations or any other measure of performance prescribed by GAAP in the United States.

Adjusted Net Income and Diluted Earnings Per Share to Net Income Reconciliation

The following table (in thousands, except per share amounts) provides a reconciliation of Adjusted Net Income and Diluted Earnings Per Share, non-GAAP (Generally Accepted Accounting Principles) financial measures, to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015:

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Net Income	$8,380	$2,928	$1,669
Reconciling items:
Income tax provision prior to adjustments	4,608	3,178	978
Impairment of goodwill and intangible assets	—	535	—
Loss related to plant closures	642	4,733	638
Acquisition post-closing consideration	546	355	574
Gain (loss) on disposal of assets	(35)	544	307
Adjusted income before income taxes	14,141	12,273	4,166
Provision for income taxes after adjustments	5,020	5,817	1,539
Adjusted net income	$9,121	$6,456	$2,627
Adjusted diluted earnings per share	$0.40	$0.29	$0.12

Adjusted net income and Adjusted diluted earnings per share represent net income and diluted earnings per share without impairment of goodwill and intangible assets, loss related to plant closures, acquisition post-closing consideration and loss on disposal of assets and taxes associated with these items. The Company has reported Adjusted net income and Adjusted diluted earnings per share because it believes these measures are widely used by investors as an indicator of a Company’s operating performance. The Company believes Adjusted net income and Adjusted diluted earnings per share assist investors in comparing a company's performance on a consistent basis. Adjusted net income and Adjusted diluted earnings per share are not calculations based on GAAP and should not be considered alternatives to net income or diluted earnings per share in measuring our performance. Investors should carefully consider the specific items included in our computation of Adjusted net income and Adjusted diluted earnings per share. While Adjusted net income and Adjusted diluted earnings per share have been disclosed herein to permit a more complete comparative analysis of our operating performance across time periods and relative to other companies, investors should be cautioned that these measures as reported by us may not be comparable in all instances to Adjusted net income and Adjusted diluted earnings per share as reported by us or by other companies. Adjusted net income and Adjusted diluted earnings per share are not intended to represent net income or diluted earnings per share as defined by GAAP and such information should not be considered as an alternative to net income, diluted earnings per share or any other measure of performance prescribed by GAAP in the United States.

Human Nutrition Segment Financial Information Reconciliation

The following table (in thousands) provides a breakdown of the total Human Nutrition Segment revenue, cost of sales and gross profit among concentrated menhaden oil products and tolling, dairy protein products and other products for the three months ended March 31, 2016.

	Total Human Nutrition Segment	Concentrated Menhaden Oil Products and Tolling	Segment Less Concentrated Menhaden Oil Products and Tolling	Dairy Protein Products	Other Products from Human Nutrition Segment
Revenue	$34,648	$852	$33,796	$4,378	$29,418
Cost of sales	30,275	1,745	28,530	3,931	24,599
Gross profit (loss)	$4,373	$(893)	$5,266	$447	$4,819

The Company has provided a breakdown of total Human Nutrition Segment revenue, cost of sales and gross profit among concentrated menhaden oil products, dairy protein products and other human nutrition products because it believes such a breakdown will provide investors with additional useful detail on the performance of the Human Nutrition Segment.